Exhibit 23(j)


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
            --------------------------------------------------------

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated February 24, 2006 and March 1, 2006, relating to the financial statements and financial highlights which appear in the December 31, 2005 Annual Reports to Investors of Mellon Institutional Funds Master Portfolio: Standish Mellon Fixed Income Portfolio, Standish Mellon High Yield Bond Portfolio, Standish Mellon Enhanced Yield Portfolio and Standish Mellon Global Fixed Income Portfolio, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Independent Registered Public Accounting Firm" and "Financial Statements" in such Registration Statement.






/s/ PricewaterhouseCoopers LLP
New York, New York
April 26, 2006